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EXHIBIT 12

TYCO INTERNATIONAL LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

        The ratio of earnings to fixed charges for the quarter ended December 31, 2002, was computed based on Tyco's Quarterly Report on Form 10-Q filed on February 14, 2003. The ratio of earnings to fixed charges for the years ended September 30, 2002, 2001 and 2000 was computed based on Tyco's historical consolidated financial statements included in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002. The ratio of earnings to fixed charges for years ended September 30, 1999 and 1998 was computed based on Tyco's consolidated financial statements included in Tyco's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1999, which was filed on June 26, 2000.

	Quarter Ended December 30,	Year Ended September 30,
	2002	2002	2001	2000	1999	1998
Earnings:
Income (loss) from continuing operations	$634.5	$(3,070.4)	$4,401.5	$4,519.9	$1,067.7	$1,168.6
Income taxes	247.1	257.7	1,275.7	1,925.9	637.5	534.2
Minority interest	0.7	1.4	47.5	18.7	—	—

	882.3	(2,811.3)	5,724.7	6,464.5	1,705.2	1,702.8

Fixed Charges:
Interest expense(2)	289.0	1,077.0	904.8	844.8	547.1	307.9
Capitalized interest(3)	19.1	110.7	76.3	—	—	—
Rentals(4)	70.7	283.0	211.6	147.6	127.0	110.6

	378.8	1,470.7	1,192.7	992.4	674.1	418.5

Capitalized interest, net(5)	(19.0)	(108.2)	(74.2)	—	—	—
Income from continuing operations before income taxes, minority interest and fixed charges	$1,242.1	$(1,448.8)	$6,843.2	$7,456.9	$2,379.3	$2,121.3

Ratio of earnings to fixed charges(6)	3.28	—(7)	5.74	7.51	3.53	5.07

(1)
On April 2, 1999 and October 1, 1998, Tyco consummated mergers with AMP Incorporated and United States Surgical Corporation, respectively. Each of the merger transactions qualified for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of these mergers.

(2)
Interest expense consists of interest on indebtedness, amortization of debt expense and interest expense related to Tyco's mandatorily redeemable preferred securities. Interest expense excludes interest expense of discontinued operations of $1,104.0 million and $603.5 million in the years ended September 30, 2002 and 2001, respectively.

(3)
Capitalized interest consists of the gross amount capitalized.

(4)
One-third of net rental expense is deemed representative of the interest factor.

(5)
Capitalized interest, net consists of the gross amount capitalized net of amortization of capitalized interest.

(6)
Earnings for the quarter ended December 31, 2002, the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998 include merger, restructuring and other (credits) charges of $(3.7) million (of which $(0.2) million is included in cost of sales), $1,954.3 million (of which $635.4 million is included in cost of sales and $115.0 million is included in general and administrative expense), $418.5 million (of which $184.9 million is included in cost of sales), $176.3 million (of which $1.0 million is included in cost of sales), $1,035.2 million (of which $106.4 million is included in cost of sales) and $256.9 million, respectively. Earnings also include charges for the impairment of long-lived assets of $3,489.5 million, $120.1 million, $99.0 million and $507.5 million in the years ended September 30, 2002, 2001, 2000 and 1999, respectively. Earnings for the year ended September 30, 2002 include charges for the impairment of goodwill of $1,343.7 million. Earnings also include charges for the write-off of purchased-in-process research and development of $17.8 million and $184.3 million in the years ended September 30, 2002 and 2001, respectively. Earnings for the years ended September 30, 2002, 2001 and 2000 include a gain on the sale of common shares of a subsidiary of $(39.6) million, $64.1 million and $1,760.0 million, respectively. Earnings for the quarter ended December 31, 2002, the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998 also include a gain (loss) relating to the early retirement of debt of $1.4 million, $30.6 million, $(26.3) million, $(0.3) million, $(63.7) million, $(3.6) million, respectively. Earnings for the quarter ended December 31, 2002 include $20.0 million in restitution income. Earnings also include a loss on investments of $270.8 million and $133.8 million in the years ended September 30, 2002 and 2001, respectively. Earnings for the years ended September 30, 2002 and 2001 include a $7.2 million and $410.4 million net gain on the sale of businesses, respectively.

(7)
Earnings were insufficient to cover fixed charges by $2,811.3 million in the year ended September 30, 2002.

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  EXHIBIT 12
TYCO INTERNATIONAL LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)